   As filed with the Securities and Exchange Commission on December 10, 1997
-------------------------------------------------------------------------------

                           SCHEDULE 14A INFORMATION

                 PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
             THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

FILED BY THE REGISTRANT [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] PRELIMINARY PROXY STATEMENT

[_] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-
   6(E)(2))

[ ] Definitive Proxy Statement

[X] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        TRUE NORTH COMMUNICATIONS INC.
-------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

-------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] FEE COMPUTED ON TABLE BELOW PER EXCHANGE ACT RULES 14A-6(I)(1) AND 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
   Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount previously paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

-------------------------------------------------------------------------------

                                                                    Exhibit 99.1

Date:  December 10, 1997

Contact:  Susan Geanuleas, True North Communications:   312/425-6570
          Ed Orgon, The Torrenzano Group:  212/681-1700 ext. 102
          Joele Frank, The Abernathy/MacGregor Group:  212/371-5999

FOR IMMEDIATE RELEASE


                   TRUE NORTH PROCEEDS WITH BJKE TRANSACTION
                       PUBLICIS ENJOINED FROM INTERFERING


CHICAGO -- True North Communications Inc. (NYSE: TNO) today re-emphasized its intention to seek shareholder approval of its proposed transaction with Bozell, Jacobs, Kenyon & Eckhardt, Inc. (BJKE). The statement, in a letter to shareholders, followed a ruling by the U.S. District Court on Tuesday, whereby an injunction was issued against Publicis Communication and its Chairman, Maurice Levy, ordering them to immediately cease their actions intended to disrupt the True North shareholder vote with respect to the BJKE merger into True North.

The order, issued by Judge Joan Gottschall of the United States District Court for the Northern District of Illinois, enjoins Publicis Communication, Publicis S.A., Maurice Levy, and their respective officers, agents and employees from proceeding with any tender offers or soliciting or attempting to influence True North shareholder votes with respect to the BJKE transaction.

True North's proposed transaction (announced July 30, 1997) would merge all BJKE operations with True North to form the world's sixth largest advertising holding company with annual revenues expected to exceed $1.2 billion, and billings expected to exceed $12 billion, is to be voted on at the special meeting of stockholders scheduled for December 30, in Chicago. Proxy cards were mailed to shareholders on December 1, following the SEC clearance process.

In a letter to all True North shareholders issued today (attached), Bruce Mason, Chairman and CEO, expressed True North's reaction to the court ruling, emphasized its commitment to proceed with the proposed BJKE transaction, and summarized the True North Board of Directors' decision regarding Publicis' now enjoined acquisition proposal (which included a conditional, partial tender offer). This letter is accompanied by a supplement to True North's proxy statement to shareholders detailing the court order and other recent events.

True North Communications Inc. is one of the leading global communications companies, with operations in 69 countries. In 1996, its capitalized billings exceeded $8.2 billion. True North brands include: Foote, Cone & Belding, the largest advertising agency in North America; TN Technologies Inc.; and Associated Communications Companies.

This news release includes forward-looking statements that involve risks and uncertainties. Actual results may differ materially from results indicated in any forward-looking statements. The Company cautions that future results are subject to, and should be considered in light of, risks, uncertainties and other factors that may affect future results.


                                     # # #


                       (Letters to Stockholders follows)

LOGO

                                                              December 10, 1997

Dear Stockholder:

  Your Board of Directors and management wish to report to you on some recent events relating to your company's proposed transaction with Bozell, Jacobs, Kenyon & Eckhardt ("BJKE").

  PUBLICIS ENJOINED. On December 10, 1997, the U.S. District Court for the Northern District of Illinois ruled in favor of True North's claim that the May 1997 "divorce" agreements between True North and Publicis Communication prohibit certain actions that Publicis has taken in recent weeks. Accordingly, the Court preliminarily enjoined Publicis Communication, Publicis S.A., Maurice Levy and their respective officers, agents and employees from proceeding with any tender offer for the company or soliciting or attempting to influence stockholder votes with respect to the BJKE merger. The details of this order, the events leading up to its entry by the Court and other matters are described in the enclosed Supplement No. 2 dated December 10, 1997 to the Joint Proxy Statement/Prospectus dated November 26, 1997, as previously supplemented.

  Certainly we are gratified that the Court upheld our point of view regarding Publicis' actions. In all candor, we viewed our settlement agreements with Publicis last May as a final divorce. Apparently Publicis was less convinced the divorce should be final. After a decade of acrimony between our two companies from our previous alliance, it is unfortunate the discord resurfaced in recent weeks.

  Of more significance, the recent headlines have diverted attention from the very positive aspects of our proposed combination with BJKE.

  BJKE TRANSACTION. Let me emphasize the reasons True North management and the Board of Directors recommend the BJKE transaction for its significant strategic and financial benefits to our company.

  We fully anticipate that the combination will be immediately accretive to our earnings for 1998, and we believe BJKE's proven financial position and momentum will strengthen our combined value. BJKE has been the fastest growing major advertising company in the industry over the past three years, in terms of both revenues and profits. The Bozell Worldwide advertising network is impressively servicing world-class clients, including Chrysler, Merrill Lynch and Bristol Myers-Squibb, in over 50 countries, and expanding rapidly. Temerlin/McClain, another respected BJKE operation, is the largest advertising agency in the Southwest U.S., with its own blue chip client roster, including American Airlines, J.C. Penney and GTE. The broad portfolio of other BJKE companies adds substantial depth and financial strength to our diversified companies and technology companies.

  Foote, Cone & Belding ("FCB"), with operations in 69 countries, has been experiencing tremendous momentum globally--especially as we have been able to establish our own significant resources in Europe this year with the Wilkins acquisition and our taking control of five European offices in the separation from Publicis. As a result, we now have majority ownership and control over FCB's entire, expansive international network. Additionally, we have clearly established a leadership position in interactive technology services with TN Technologies and the important addition of Modem Media. (The addition of Poppe Tyson from BJKE arguably would put us in the position of clear global leadership.) Our existing diversified marketing services companies have reported significant revenue and profit growth over the past two years. TN Media, combined with BJKE Media, would make us the largest buyer of spot television and the third largest buyer of network TV in the U.S.

  After meeting regularly with BJKE management in recent months to further consider the strategic and financial synergies of the True North-BJKE combination, we are more convinced than ever of the strength of our proposed transaction.

  THE NOW-ENJOINED PUBLICIS PROPOSAL. The True North Board was fully united (with Ali Wambold, the Publicis designee, recusing himself) in its determination to oppose Publicis' proposal of December 4. Even though an injunction has been entered prohibiting Publicis from pursuing that proposal, we wanted to share with you the reasons for the Board's opposition. After careful consideration in two separate meetings, with the benefit of financial and legal advice--

  . The Board believed that the BJKE deal will yield more in value than the Publicis offer would have, and the acquisition of BJKE allows us to realize our long-standing strategic vision for a multi-brand architecture.

  . The Board believed that a proper takeover premium for True North, even without BJKE, would yield more than $28. (This is supported by a written "inadequacy opinion" from our financial advisor, Morgan Stanley, to that effect.)

  . The Board believed that the offer Publicis attempted was best understood as a conditional, partial offer for up to 38% of True North's stock followed by an indefinitely valued second step transaction in which no additional consideration would flow directly to our shareholders. Even before completion of the second step, True North's public shareholders would have become minority holders of a Publicis subsidiary. The Board believed the "blended value" of these two steps would likely be less than $28.

  . As fiduciaries, the Board had grave concerns about delivering control of your company to Publicis.

  IN CONCLUSION. The enclosed Supplement No. 2 describes in more detail the litigation and the Board's decision to reject the Publicis offer. We urge you to read it carefully.

  THE SPECIAL MEETING OF STOCKHOLDERS TO APPROVE THE BJKE MERGER WILL BE HELD ON DECEMBER 30, 1997, AND ALL STOCKHOLDERS ARE ENCOURAGED TO MAKE SURE THEIR SHARES ARE REPRESENTED AT THIS IMPORTANT MEETING BY SIGNING, DATING AND MAILING THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

  Your Board of Directors and I greatly appreciate your continued interest and support.

                                          Sincerely,

                                          Signature
                                          Bruce Mason
                                          Chairman of the Board and
                                           Chief Executive Officer


  If any of your shares are held in the name of a brokerage firm or bank, only it can vote your shares and only upon receipt of your specific instructions. Accordingly please sign, date and mail your proxy using the envelope provided by your broker or bank.

  If you have any questions or need assistance in voting your shares, please contact D.F. King & Co., Inc., which is assisting your Company in this matter, toll-free at 1-800-549-6650.

                        TRUE NORTH COMMUNICATIONS INC.

                                      AND

                    BOZELL, JACOBS, KENYON & ECKHARDT, INC.

                   SUPPLEMENT NO. 2 TO JOINT PROXY STATEMENT
                 AND NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                               ----------------

                        TRUE NORTH COMMUNICATIONS INC.
                          PROSPECTUS SUPPLEMENT NO. 2

                               ----------------

  This Supplement No. 2 dated December 10, 1997 ("Supplement No. 2") to the Joint Proxy Statement/Prospectus dated November 26, 1997, as previously supplemented by a Supplement dated December 1, 1997 (collectively, the "Proxy Statement/Prospectus"), is being furnished to the holders of Common Stock, $.33 1/3 par value ("True North Common Stock"), of True North Communications Inc., a Delaware corporation ("True North"), in connection with the solicitation of proxies by the Board of Directors of True North (the "True North Board") for use at its Special Meeting of Stockholders to be held at the Omni Chicago Hotel, Chagall Ballroom--Third Floor--Salon A, 676 North Michigan Avenue, Chicago, Illinois, on December 30, 1997, at 9:00 a.m., local time, and any adjournments thereof (the "True North Special Meeting").

  This Supplement No. 2 is also being furnished to the holders of Class A Common Stock, par value $.001 per share, and Class B Common Stock, par value $.001 per share, of Bozell, Jacobs, Kenyon & Eckhardt, Inc., a Delaware corporation ("Bozell"), in connection with the solicitation of proxies by the Board of Directors of Bozell for use at its Special Meeting of Stockholders to be held in the Second Floor Staircase Room at Bozell's offices at 40 West 23rd Street, New York, New York, on December 30, 1997, at 10:00 a.m., New York time, and any adjournments thereof (the "Bozell Special Meeting").

  TRUE NORTH AND BOZELL STOCKHOLDERS SHOULD CONSIDER THE INFORMATION CONTAINED HEREIN TOGETHER WITH THE INFORMATION CONTAINED IN THE PROXY STATEMENT/PROSPECTUS BEFORE VOTING ON THE MATTERS TO BE PRESENTED AT THE TRUE NORTH SPECIAL MEETING OR THE BOZELL SPECIAL MEETING, AS THE CASE MAY BE. PLEASE CONTACT DALE F. PERONA, SECRETARY, TRUE NORTH COMMUNICATIONS INC., 101 EAST ERIE STREET, CHICAGO, ILLINOIS 60611 (TELEPHONE NUMBER (312) 425-6500), IF YOU WOULD LIKE TO RECEIVE AN ADDITIONAL COPY OF THE PROXY STATEMENT/PROSPECTUS. THIS SUPPLEMENT NO. 2 IS BEING DELIVERED TO EACH TRUE NORTH AND BOZELL STOCKHOLDER ENTITLED TO RECEIVE NOTICE OF AND TO VOTE AT THE TRUE NORTH SPECIAL MEETING OR THE BOZELL SPECIAL MEETING, AS THE CASE MAY BE.

  Capitalized terms in this Supplement No. 2 that are not defined herein shall have the meanings ascribed to them in the Proxy Statement/Prospectus. This Supplement No. 2 supersedes the Proxy Statement/Prospectus to the extent that this Supplement No. 2 is inconsistent therewith.

                              RECENT DEVELOPMENTS

  On December 3, 1997, True North filed an answer to the complaint (the "Publicis Complaint") filed by Publicis Communication ("Publicis") in the United States District Court for the Northern District of Illinois (Civil No. 97C8263) against True North and the members of the True North Board, other than the Publicis Designee (the "Publicis Litigation"). In addition, True North filed a counterclaim (the "Counterclaim") against Publicis, Publicis S.A. and Maurice Levy, the President and Chief Executive Officer of Publicis S.A. The Counterclaim alleges that Publicis S.A.'s publication of its November 10, 1997 letter to True North and Publicis S.A.'s related comments are false and misleading in violation of the federal proxy rules. The Counterclaim states, among other things: "Publicis' supposed proposal to acquire True North is nothing more than a ruse designed to interfere with the proposed Bozell acquisition and to mislead True North's shareholders. Publicis has indicated
 . . . that the "combination' Publicis referred to in the November 10, 1997 letter was in actuality an acquisition of Publicis by True North."

  The Counterclaim also alleges that Publicis, Publicis S.A. and Mr. Levy tortiously interfered with the exercise by certain of True North's directors of their fiduciary duties; breached the May 1997 definitive agreements whereby True North and Publicis separated their respective worldwide agency networks (the "Settlement Agreements"); and tortiously interfered with the current and expected business relationship between True North and Bozell. The Counterclaim states: "Though Publicis has publicly stated that it is opposing the True North-Bozell transaction in the interests of shareholder value, its actions have not been consistent with the best interests of an open shareholder vote. Its real intention is to block the True North-Bozell transaction by any means
 . . ." The Counterclaim seeks an order for corrective disclosures, injunctive relief, compensatory and punitive damages and reimbursement of court costs and attorney's fees.

  On December 3, 1997, True North commenced international arbitration proceedings against Publicis and Publicis S.A. pursuant to certain of the Settlement Agreements for alleged violations of their contractual obligations to True North thereunder.

  On December 4, 1997, Mr. Levy sent to the True North Board and publicly released an unsolicited letter announcing the intention of Publicis S.A. and/or Publicis to commence a tender offer to purchase 9,619,904 shares of True North Common Stock (or such greater number of shares which, when added to shares beneficially owned by Publicis and its affiliates, would constitute a majority of the total number of shares of True North Common Stock outstanding on a fully diluted basis) at a price per share of $28.00 (the "Offer"). Publicis has further indicated that the Offer is a "first step" in effecting a combination of Publicis and Publicis Worldwide, an affiliate of Publicis, with and into True North in exchange for the issuance of additional shares of True North stock to Publicis. Although Publicis has stated that it intends that each share of True North Common Stock thereafter remaining outstanding would have an estimated post-combination value of $28.00, the number of shares that would be issued to Publicis in the "second step" has not been disclosed. The text of Mr. Levy's letter is as follows:

     Board of Directors
     True North Communications Inc.
     101 East Erie Street
     Chicago, Illinois 60611
     USA

  Members of the Board:

    As you know, on November 10, 1997, I wrote to you to propose a business combination between Publicis and True North in which each outstanding share of True North would be valued at $28. We were therefore disappointed when True North notified us on November 17 that the Board had declined Publicis' invitation to discuss the transaction.

    Since that date, True North's Proxy Statement/Prospectus with respect to the pending merger with Bozell has been made public. The information set forth in that document confirms our strong conviction that the Bozell transaction is contrary to the interests of True North's stockholders. Publicis' view that the Bozell merger does nothing to address True North's strategic imperatives has only been compounded by your recent disclosure of the financial aspects of the Bozell deal. Not only does the acquisition magnify True North's international weaknesses, but it does so at a price that is far in excess of any reasonable valuations of Bozell's businesses.

    After an intensive review of True North, we have concluded that the financial and strategic imperatives of combining our two companies are too compelling to ignore. Accordingly, I am writing to inform you of

  Publicis' intention to commence an all-cash tender offer for 9,619,904 shares of True North stock at a price of $28 per share. We believe that this represents an exceptionally attractive opportunity for your share owners--specifically, our all-cash offer represents a 20% premium over the price of the True North stock on the day prior the announcement of our $28 proposal.

    After consummation of the tender offer, Publicis and its affiliates would be the beneficial owners of a majority of the issued and outstanding True North shares. Publicis would then consummate a business combination with True North in which Publicis' worldwide advertising network would be combined with True North's.

    In the combination of our two businesses, True North would become the owner of all of Publicis' advertising-related assets and the proposed transaction would effectively consolidate the True North and Publicis agency networks under True North's control. Following consummation of those transactions, the True North common stock would continue to be outstanding and listed on the New York Stock Exchange. In exchange for the transfer of Publicis' businesses to True North, True North would issue to Publicis additional shares. In the proposed transaction, Publicis' businesses would be transferred to True North at a valuation for such businesses which would yield an estimated post-transaction value of $28 per True North share.

    The transaction we propose represents a unique opportunity to build a combined enterprise capable of delivering the worldwide services that today's global marketers demand. Together, our businesses would have annual revenue of over $1.2 billion and would have operations in 77 countries around the world. The fit between our two companies is perfect, and we at Publicis have nothing but the highest respect for the senior agency personnel and other creative staff at the True North agencies, the vast majority of whom we intend to retain following consummation of the transaction.

    Our offer is not subject to any financing contingencies. The offer is, of course, subject to the termination of the Bozell Merger Agreement in accordance with its terms. Publicis intends to solicit proxies against the Bozell merger and has today filed with the SEC preliminary proxy materials in opposition to your pending transaction. We are committed to maximizing the value of the stockholders' investment in True North. Therefore, even if you refuse to consider our offer, we intend to demand that the Board solicit competing proposals for the sale of True North. Publicis is prepared to participate in such an auction by making an offer for the Company at least equal in value to our current proposal. If a competing bidder makes an offer for True North at better terms than those of our final bid, Publicis intends to support such an offer.

    We are convinced that a merger of Publicis' and True North's businesses makes compelling strategic and financial sense for both our companies and our respective stockholders, clients and employees. We are willing to negotiate an agreement and as I have previously indicated, I am ready to meet with you at any time to present our plans and to discuss all aspects of our proposal.

                                          Sincerely,

                                          Maurice Levy

  On December 4, 1997, Publicis Communication filed a supplemental and amended complaint (the "Amended Complaint") in the Publicis Litigation. The Amended Complaint asserts, among other things, misrepresentations and omissions in True North's proxy materials. The Amended Complaint also seeks to force True North to redeem its Rights Agreement or to amend the Rights Agreement so that it is not triggered by the Offer.

  The Amended Complaint alleges, among other things, that the Proxy Statement/Prospectus does not provide any information about certain offers received or combinations discussed that would allow True North stockholders to compare the Publicis proposals and the Bozell Merger with prior offers or proposed combinations. The Amended Complaint also alleges that the Proxy Statement/Prospectus suggests that the Other Interested Party's proposed transaction was of less value to True North stockholders than the Bozell Merger by stating that the closing price of True North Common Stock on November 25, 1997, the day before the date of the Proxy Statement/Prospectus, was above the Other Interested Party's final tentative offering price but failing to disclose to True North stockholders that "the price on November 25, 1997 reflected the $2.63 jump in True North's share value on November 17, 1997, when Publicis disclosed its proposed offer." True North supplementally discloses (i) that its stock price traded above the final tentative offering price of the Other Interested Party for brief periods after the announcement of the Bozell Merger and before November 17, 1997 and closed above such price on the New York Stock Exchange on November 25, 1997 and (ii) that from and after November 17, 1997, the prices at which True North Common Stock has traded may have been influenced by the disclosure by Publicis of its proposed offer on November 17, 1997.

  The Amended Complaint further alleges that a letter dated December 2, 1997 directed to True North stockholders who are also True North employees "erroneously states that "Publicis withh[eld] some obligatory financial documentation [from True North],' and blames Publicis for causing an alleged delay in obtaining SEC approval of True North's proxy solicitation materials." According to the Amended Complaint, (i) True North did not ask Publicis for "financial documentation," such as financial statements, but for a statement from its accountants as to which standards had been applied to certain financial statements of Publicis, and (ii) Publicis did not withhold anything, but requested its accountants to comply. The Amended Complaint also alleges that any delay in the Securities and Exchange Commission declaring True North's proxy materials effective was not caused by Publicis' provision of the accountants' statements requested by True North.

  Finally, the Amended Complaint alleges that True North has tried to mislead its stockholders into believing that the results of the proxy solicitation, and the Bozell Merger, are a forgone conclusion. In particular, the Amended Complaint complains of statements allegedly made by Bruce Mason, Chairman and Chief Executive Officer of True North, on the CNBC network's "Power Lunch" program to the effect that True North expected the Merger to be completed by December 31, 1997 (which would be possible only if True North stockholders were to approve the Merger at the Special Meeting) and in an interview to the Paris daily newspaper Le Figaro, in which Mr. Mason allegedly predicted that the Merger was a near certainty, stating that True North and Bozell "are going to constitute" a very powerful combination.

  On December 4, 1997, the True North Board met to discuss the Offer and related matters raised in Mr. Levy's December 4, 1997 letter. Also present at the meeting were True North's legal counsel, Sidley & Austin, and True North's financial advisor, Morgan Stanley. At this meeting, the True North Board preliminarily considered the Offer. Following the meeting, True North sent a letter to its stockholders dated December 5, 1997 informing them of the Offer and stating that the True North Board would report its recommendations with respect to the Offer at the earliest practicable time.

  On December 5, 1997, True North filed an emergency motion for preliminary injunctive relief in the Publicis Litigation to enjoin Publicis from engaging in conduct that is not in support of the Bozell Merger. Hearings were held on December 5 and December 8, 1997 on this motion.

  On December 7, 1997, the True North Board met again to consider the Offer and related matters raised in Mr. Levy's December 4, 1997 letter. At this meeting, the True North Board unanimously (with the Publicis Designee recusing himself) determined that the Offer is inadequate and not in the best interests of True North and its stockholders. In reaching this conclusion, the True North Board took into account a variety of factors, including, among others, the factors set forth below:

    (i) The opinion of its financial advisor, Morgan Stanley, that the Offer is inadequate from a financial point of view;

    (ii) The belief of the True North Board that the pending Merger with Bozell will yield more value to stockholders and will allow True North to realize its long-standing strategic vision of having a multi-brand agency holding company;

    (iii) The belief of the True North Board that even without taking into account the pending Merger with Bozell, the proper takeover premium for True North would yield significantly more than $28.00 per share;

    (iv) The belief of the True North Board that the "blended value" of the Offer (taking into account the "second step") will likely be less than $28.00;

    (v) The proposed combination of True North and Publicis ignores a decade-long history of incompatibility between the two companies;

    (vi) The Offer would cause True North's public stockholders to become minority owners of a subsidiary of a non-U.S. company, which would likely make True North stock less attractive to investors;

    (vii) The Offer is conditional, not certain, and as Publicis has stated, there is "no assurance" that the Offer will be completed even if the Bozell Merger is terminated; and

    (viii) As fiduciaries, the True North Board has grave concerns about delivering control of True North to Publicis.

  On December 8, 1997, Mr. Levy sent a letter to the True North Board in which, among other things, Publicis requested that a special committee of independent directors of True North be appointed and vested with the authority to negotiate with Publicis with respect to all aspects of the Offer or with "any other serious bidder."

  On December 9, 1997, Mr. Levy sent a letter to the True North Board in which, among other things, he reiterated Publicis' objections to the Bozell Merger and its willingness to negotiate all aspects of the Offer.

  On December 10, 1997, the U.S. District Court for the Northern District of Illinois, presiding over the Publicis Litigation, ruled in favor of True North's emergency motion for preliminary injunctive relief upon a finding that the Settlement Agreements between True North and Publicis prohibit certain actions that Publicis has taken in recent weeks, including its announcement of its intention to make the Offer and its solicitation of revocations and conditional proxies. Accordingly, the Court preliminarily enjoined Publicis, Publicis S.A., Mr. Levy and their respective officers, agents and employees from announcing, commencing or further proceeding with any tender offer for True North Common Stock; soliciting, contacting or otherwise communicating in any way with any record or beneficial holder of True North Common Stock, by means of soliciting proxies or otherwise, to influence stockholder voting with respect to the Bozell Merger; or inducing, assisting or encouraging third parties to take actions in opposition to the Bozell Merger.

  On December 10, 1997, True North sent a letter to Mr. Levy which, among other things, informed Mr. Levy of the True North Board's determination that the Offer is not in the best interests of True North and its stockholders (if the Offer were even allowed to be made) and the reasons for that determination.

              ADDITIONAL INFORMATION CONCERNING THE SOLICITATION
          OF PROXIES BY TRUE NORTH FOR THE TRUE NORTH SPECIAL MEETING

  The solicitation of proxies for the True North Special Meeting pursuant to the Proxy Statement/Prospectus is being made by the True North Board. All expenses incurred in connection with the solicitation of proxies by or on behalf of the True North Board will be borne by True North, except that all printing expenses and Securities and Exchange Commission filing fees will be divided equally between True North and Bozell. In addition to the use of the mails, proxies may be solicited personally or by telephone, facsimile transmissions or otherwise by directors or executive officers of True North who will not be additionally compensated for such solicitations, but may be reimbursed for their out-of-pocket expenses incurred in connection therewith. True North has retained D.F. King & Co., Inc. to aid in the solicitation of proxies from its stockholders. The fees of such firm are estimated to be $150,000, plus reimbursement of out-of-pocket expenses, in the event of a solicitation in opposition to the Merger or related matters. Such firm estimates that it may engage as many as 45 persons in its solicitation efforts. True North will also arrange with brokerage houses and other custodians, nominees and fiduciaries for forwarding solicitation materials to the beneficial owners of shares of True North Common Stock held of record by such persons. True North will reimburse such persons for the reasonable out-of-pocket expenses incurred in connection therewith.